Exhibit 3.1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “HUGHES ELECTRONICS CORPORATION”, FILED IN THIS OFFICE ON THE FOURTH DAY OF APRIL, A.D. 2003, AT 2:25 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State AUTHENTICATION: 2350115 DATE: 04-04-03
0844677 8100 030223935

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HUGHES ELECTRONICS CORPORATION

Hughes Electronics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is Hughes Electronics Corporation. Hughes Electronics Corporation was originally incorporated under the name Microwave Associates Gaithersburg, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 17, 1977.

2.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the certificate of incorporation of the Corporation in its entirety. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and approved by its sole stockholder.

3.    The text of the certificate of incorporation as heretofore amended and supplemented is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Hughes Electronics Corporation.

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:25 PM 04/04/2003 030223935 – 0844677

ARTICLE IV

CAPITAL STOCK

Section 1.    General.    The Corporation is authorized to issue a total of 5,009,000,000 shares of capital stock, consisting of (a) 2,500,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), (b) 2,500,000,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock”), and (c) 9,000,000 shares of Preferred stock, $0.10 par value per share (“Preferred Stock”), Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Section 2.    Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation. The Board of Directors is hereby authorized to provide by resolution from time to time and, by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, privileges, preferences and rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.

Section 3.    Common Stock and Class B Common Stock.    The Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Section 3. The relative rights, privileges and restrictions of the shares of each class are as follows:

(a) Dividends.    As and when dividends are declared or paid with respect to shares of Common Stock or Class B Common Stock (the “Common Equity Securities”), whether in cash, property or securities of the Corporation, the holders of Common Stock and the holders of Class B Common Stock shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Equity Securities; provided that if dividends are declared or paid in shares of Common Equity Securities, the dividends payable to holders of Common Stock shall be payable in shares of Common Stock and the dividends payable to holders of Class B Common Stock shall be payable in shares of Class B Common Stock. The right of the holders of Common Equity Securities to receive dividends are subject to the provisions of the Preferred Stock.

(b) Voting Rights.    Subject to the provisions of applicable law or of the By-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the holders of outstanding shares of Common Stock and the holders of outstanding shares of Class B Common Stock, voting as a single class, shall possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the

Corporation and each holder of record of shares of Class B Common Stock being entitled to one vote for each share of Class B Common Stock standing in his name on the books of the Corporation.

(c) Convertibility of Common Stock.    At any time and from time to time, the holders of shares of Common Stock shall have the option to convert all, or any part, of their shares of Common Stock into shares of Class B Common Stock (any such conversion, for purposes of this Section 3(c), an “Optional Conversion”). An Optional Conversion of Common Stock may be effected by delivering certificates representing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office of the Secretary of the Corporation or otherwise in accordance with any optional conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have bean satisfied with respect to such Optional Conversion. Upon the effectiveness of an Optional Conversion, the shares of Common Stock so converted shall cease to be outstanding. The number of shares of Class B Common Stock received upon conversion of shares of Common Stock pursuant to this Section 3(c) shall be equal to the number of shares of Common Stock so converted. Promptly after any Optional Conversion, the Corporation shall issue certificates representing shares of Class B Common Stock in such name or names and in such denomination or denominations as the converting holder has specified. With respect to a conversion of Common Stock:

(1) The issuance of certificates for shares of Class B Common Stock upon conversion of Common Stock shall be made without charge by the Corporation to the holder of Corporation in connection with such conversion and the related issuance of such shares of Class B Common Stock.

(2) The Corporation shall not close its books against the transfer of shares of Common Stock or Class B Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.

(3) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of issuance upon the conversion of the Common Stock, such number of shares of Class B Common Stock issuable upon the conversion of all outstanding shares of Common Stock. All such shares of Class B Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall not take any action which would cause the number of such authorized but unissued shares of Class B Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Common Stock.

(d) Convertibility of Class B Common Stock.    At any time and from time to time, the holders of shares of Class B Common Stock shall have the option to convert all, or any part, of their shares of Class B Common Stock into shares of Common Stock (any such conversion, for purposes of this Section 3(d), an “Optional Conversion”). An Optional Conversion of Class B Common Stock may be effected by delivering certificates representing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office of the Secretary of the Corporation or otherwise in accordance with any optional conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied with respect to such Optional Conversion. Upon the effectiveness of an Optional Conversion, the shares of Class B Common Stock so converted shall cease to be outstanding. The number of shares of Common Stock received upon conversion of shares of Class B Common Stock pursuant to this Section 3(d) shall be equal to the number of shares of Class B Common Stock so converted. Promptly after any Optional Conversion, the Corporation shall issue certificates representing shares of Common Stock in such name or names and in such denomination or denominations as the converting holder has specified. With respect to a conversion of Class B Common Stock:

(1) The issuance of certificates for shares of Common Stock upon conversion of Class B Common Stock shall be made without charge by the Corporation to the holder of such Class B Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of such shares of Common Stock.

(2) The Corporation shall not close its books against the transfer of shares of Common Stock or Class B Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock.

(3) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock. All such shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall not take any action which would cause the number of such authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Common Stock.

Section 4.    No Preemptive Rights.    No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to a resolution of the Board of Directors to such persons, firms, corporation or associations, whether such holders or others and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

Section 5.    Reclassification of Series B Preferred Stock.    Upon, the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the 914,135,73186 shares of Preferred Stock of the Corporation, $0.10 par value per share, stated value $1,000.00 per share, designated as “Series B Preferred Stock” and outstanding as of such time of filing (the “Reclassified Preferred Shares”) shall be reclassified as, and changed and converted into, an aggregate of 12.43823 validly issued, fully paid and nonassessable shares of Class B Common Stock. Any and all stock certificates formerly representing the Reclassified Preferred Shares shall from and after such filing be deemed to represent such number of shares of Class B Common Stock into which the Reclassified Preferred Shares shall have been reclassified and converted pursuant hereto. Immediately upon such filing, the shares of Reclassified Preferred Stock shall cease to be outstanding. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Class B Common Stock upon surrender of certificates formerly representing such Reclassified Preferred Shares. The Corporation may not defer the payment of dividends, the voting or the exercise or receipt of any other right or privilege with respect to shares of Class B Common Stock into which such Reclassified Preferred Shares shall have been reclassified pursuant to this Section 5 until, or make such dividend payments, voting or other rights or privileges contingent upon, the surrender of such certificates formerly representing such Reclassified Preferred Shares.

Section 6.    Severability of Provisions.    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 7.    Definitions.    For purposes of this Amended and Restated Certificate of Incorporation, the term “person” shall mean an individual, a partnership, a corporation (including the Corporation), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

Section 8.    Miscellaneous.

(a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Article) with postage prepaid, addressed: if to the Corporation, to its offices at 200 North Sepulveda Boulevard El Segundo, California 90245 (Attention: Secretary), or to the transfer agent for the Common Stock, Class B Common Stock and Preferred Stock, as applicable, as provided by Section 8(c) below, or other agent of the Corporation designated as permitted by this Article.

(b) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Common Stock, Class B Common Stock and Preferred Stock. Initially, the Secretary of the Corporation shall serve as the transfer agent, registrar and dividend disbursing agent, as applicable, for all capital stock of the Corporation.

(c) Shares of Common Stock, Class B Common Stock and Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to have the benefit of all rights of holders of shares of Common Stock, Class B Common Stock or Preferred Stock, respectively. Any reference herein to shares of Common Stock, Class B Common Stock or Preferred Stock shall be deemed also to refer to fractions of shares of Common Stock, Class B Common Stock or Preferred Stock, respectively.

ARTICLE V

BY-LAWS

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

ARTICLE VI

DIRECTORS

Elections of directors need not be by written ballot except and to the extent provided by the by-laws of the Corporation.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 1.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (hereinafter a “proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request or for the benefit of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is any actual or alleged action or omission in any such capacity or otherwise as a result of serving in any sub capacity, shall be indemnified and held harmless by the Corporation to the fullest extent from time to time permitted by the DGCL against all expense and liability (including without limitation, attorneys’

fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and may inure to the benefit of such person’s heirs, executors and administrators. The Corporation, by provisions in its Bylaws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the extent permitted by law.

Section 2.    Advance of Expenses.    The Corporation to the fullest extent permitted by the DGCL shall advance to any person who is or was a director or officer of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Section 2 or otherwise. The Corporation by provisions in its Bylaws or by agreement may accord any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by law.

Section 3.    Right of Claimant to Bring Suit.    If a claim under Section 1 or Section 2 of this Article VII is not paid in full by the Corporation within 60 calendar days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also to the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.    Non-Exclusivity of Rights.    Any right to indemnification and advancement of expenses conferred as permitted by this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of the certificate of incorporation of the Corporation, any agreement, any vote of stockholders or the Board of Directors or otherwise.

Section 5.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Severability.    If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (2) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 7.    Limited Liability.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Article VII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment or repeal.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Janet Williamson, Secretary, the Corporation’s authorized officer, this 4th day of April 2003.

HUGHES ELECTRONICS CORPORATION

By:
Name: Title:	Janet Williamson Secretary